Exhibit 10.15

Summary of cash compensation paid to non-employee directors of the Registrant

Retainer

Regular Member	$2,000 per month

Committee Chairmen	$4,000 per month

Chairman of the Board	$5,000 per month

Regular Board Meeting Fees -

Regular members	$3,000 per meeting

Chairman of the Board	$5,000 per meeting

Committee Meeting Fees -

Regular Members	$2,000 per meeting

Chairmen	$4,000 per meeting